DISTRIBUTOR AGREEMENT

Between:

Insight Medical Ltd
Units 1-4 Silk Mill Studios
2 Charlton Road
Tetbury
Gloucestershire, United Kingdom. GL8 8DY

the SUPPLIER

And

KiDz-Med, Inc.
3168 Inverness
Weston, Florida 33332

the DISTRIBUTOR

IT HAS BEEN AGREED AS FOLLOWS

/1 Purpose of the Agreement

1. SUPPLIER is engaged in the business of securing and supplying medical products and supplies for commercial, institutional and consumer use, and has a legal residence under the laws of England in the County of Gloucestershire.
2. DISTRIBUTOR is engaged in the sale, marketing and distribution of medical products, supplies and innovations for commercial, institutional and consumer use in the Territory, and desires to handle a line of products commonly referred to as ScaldSafe for distribution in connection with its business.
3. The SUPPLIER grants to the DISTRIBUTOR, who accepts to buy and sell in his own name and on his own account and acts with regard to the SUPPLIER and the customers as an independent contractor, the exclusive distribution and selling rights in the Territory for the goods listed in Appendix A.
4. If the SUPPLIER decides to market a new product, which replaces, improves or constitutes an accessory to the goods listed in Appendix A, he shall inform the DISTRIBUTOR within 5 business days and shall grant to the DISTRIBUTOR a right of first refusal for the addition of those products and/or supplies to this agreement to be exercisable within 10 business days from SUPPLIER s notice.
5. SUPPLIER grants to DISTRIBUTOR all of the rights contained herein this agreement for an initial term of 12 months along with two 12-month options.
6. This Agreement does not create a form of legal entity or association between the SUPPLIER and the DISTRIBUTOR

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/2 Minimum Sales

1. The appointment as a DISTRIBUTOR for the initial 12 month period is subject to the DISTRIBUTOR placing an irrevocable initial order with the execution of this agreement, with the SUPPLIER for the quantities set out in Appendix C. The parties agree to establish a large quantity and/or bulk discount pricing plan to be attached as an amendment to this agreement within 60 days of execution.

2. The continuation of the distribution rights after the initial 12 month period during the option months is subject to:

   2.1 The DISTRIBUTOR purchasing minimum quantities of the products for the first 12 month period as per Appendix C from the SUPPLIER, within the 12 month period.

   2.2 The parties agreement no less than 2 months prior to the expiration of the term on minimum purchase quantities to cover each additional 12-month period beyond that covered by Appendix C.

   2.3 To enable the parties to agree on such minimum purchase quantities, the parties will communicate at least 3 months prior to expiration of each and every period to agree on the quantities for the subsequent 12-month period. Failure to agree on minimum purchase quantities for any 12-month period will enable either party to cancel the distribution agreement on 60 days notice, notwithstanding any other clause in this agreement relating to termination.

   2.4 Failure to purchase the minimum purchase quantities agreed upon by the end of the particular period will entitle the SUPPLIER to cancel the distribution agreement on a 60 days notice. The parties shall by agreement appoint an independent auditor to conduct an audit of sales, if such dispute arises, in order to determine the exact quantities purchased during such particular period, such costs to be borne equally by the parties. In the absence of an agreement, the independent auditor shall be appointed by the President for the time being of the Chartered Institute of Arbitrators, and such auditor s decision shall be binding save in the event of manifest error. Cancellation will however not be effected without prior consultation with the DISTRIBUTOR.

/3 Terms of Payment

1. Each and every Order placed, will be subject to payment by the DISTRIBUTOR within 30 days of the date of the invoice.
2. The prices are ex works, Tetbury, England.
3. Payment for all products shall be made in currency of the United States of America.

4.Ownership of the Products will remain with the SUPPLIER until fully paid for, but risk in and to the Product shall pass to the DISTRIBUTOR upon delivery to them from the DISTRIBUTOR nominated forwarder in the UK.

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4. /4 Territory

1. The territory for which exclusivity is granted is listed in Appendix B.

/5 General Principle of Good Faith

Parties will carry out their obligations under this contract in good faith and in accordance with the general principle of fair dealing; the provisions of this contract and any actions and/or statements made by the parties in connection with the contract will be interpreted in good faith.

/6 Obligations of the DISTRIBUTOR

1. The DISTRIBUTOR will maintain an adequate sales organization to ensure fulfillment of his obligations and, in carrying out his obligations, will make every effort to safeguard the interests of the SUPPLIER, in conformity with the best business practice. He undertakes in particular:
   - To actively prospect his territory
   - To carefully comply with the terms of payment and sales conditions agreed upon the parties
   - To provide the SUPPLIER with all information reasonably requested relating to sales promotion, market situation in the territory covered by this agreement, technical development and prices.

2. The DISTRIBUTOR is bound by professional secrecy during and after the distributor relationship with regard to all information he receives concerning the design, manufacture and development of the SUPPLIER S Product. Unless the SUPPLIER agrees otherwise, no such information may be disclosed by the DISTRIBUTOR to any third party.

3. Unless the SUPPLIER agrees otherwise, the DISTRIBUTOR undertakes
   - Not to accept or maintain, for the duration of this contract, the representation, distribution or production of goods competing or likely to compete, by virtue of their nature or final use, with the contractual goods and not to take direct or indirect interest in the distribution of such competing goods.

4. At the beginning of each term, the DISTRIBUTOR and the SUPPLIER will discuss the program for marketing and advertising the contractual goods and participating at fairs and exhibitions. Marketing and image building policies will be agreed between the parties.
   a) The DISTRIBUTOR undertakes to advertise the contractual goods in the territory granted. The DISTRIBUTOR shall pay for the cost of such advertising in full.
   b) The parties will agree on their participation in exhibitions and fairs to promote the sale of the contractual goods within the territory. The DISTRIBUTOR will pay for the cost of such participation in full.

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c) If requested and at the SUPPLIER s sole discretion, SUPPLIER shall provide to the DISTRIBUTOR at the SUPPLIER s expense all the necessary text, illustrations and content for such advertising.

5. The DISTRIBUTOR will not actively prospect for or advertise to customers located in a territory where exclusive rights have been reserved by the SUPPLIER and will not establish any branch office of maintain any depot for the distribution of the products outside the granted territory, without the express consent of the SUPPLIER.

/7 Obligations of the SUPPLIER

1. The SUPPLIER undertakes:
    a) to supply the contractual goods ordered, subject to their availability. The SUPPLIER may not unreasonably reject orders received from the DISTRIBUTOR;
    b) Not to sell the contractual goods in the territory granted to the DISTRIBUTOR listed in Appendix B without the DISTRIBUTOR s specific prior written consent;
    c) Not to grant or cause to grant to any third person the selling rights of the contractual goods in the territory listed in Appendix B granted to the DISTRIBUTOR without the DISTRIBUTOR s specific prior written consent;
    d) To contractually obligate his distributors/agents etc. in other territories not to advertise or prospect for sales, and not to use directly or indirectly any sales organization for the contractual goods in the territory granted to the DISTRIBUTOR.

2. The SUPPLIER will provide the DISTRIBUTOR, free of charge, with all information and documents necessary. On termination of the contract, the DISTRIBUTOR must return the documents to the SUPPLIER.

3. The SUPPLIER undertakes to forward to the DISTRIBUTOR all orders, communications and inquiries he receives directly from the contractual territory in a timely manner.

4. The SUPPLIER will provide the DISTRIBUTOR with all information reasonably necessary to carry out his obligations as a distributor.

/8 Product Returns and Credits

1. The SUPPLIER will credit the DISTRIBUTOR for, or replace, any product which the SUPPLIER, at its sole discretion decides to recall and any product which does not meet the performance specifications set out in the literature relating to the product, provided that the DISTRIBUTOR so notifies the SUPPLIER and that the

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DISTRIBUTOR agrees to abide by the Supplier s return goods policy, which is attached as Appendix D.

/9 Supplies to the DISTRIBUTOR

1. The SUPPLIER grants to the DISTRIBUTOR the right to act as its exclusive and authorized DISTRIBUTOR for the goods listed in Appendix A for the territory listed in Appendix C.
2. Sales of contractual goods to the DISTRIBUTOR will be governed by the general sales conditions as agreed between the parties (listed in Appendix C). In case of conflict between the general conditions and the terms of this contract, this contract will prevail.
3. The SUPPLIER undertakes to provide the DISTRIBUTOR with goods complying in general with the legal provisions.
4. The SUPPLIER undertakes to use all reasonable commercial endeavors and all reasonable care to fulfil the orders made by the DISTRIBUTOR. The SUPPLIER undertakes to use all reasonable commercial endeavors to ensure reasonable quantities available for DISTRIBUTOR during the term of this agreement and any option terms. The SUPPLIER will be held liable for failure to respect his contractual obligations (such as default, delayed delivery or any likely event) except where circumstances beyond his control, that cannot be avoided, prevent execution of the contract (Force Majeure). Labor conflicts are deemed to meet this criteria.
5. The SUPPLIER will be liable for any damages, which may be incurred from any defect in the contractual goods (product liability). The SUPPLIER will carry adequate insurance cover against possible claims in respect of product liability.
6. The SUPPLIER will set the price at which he will sell the contractual product to the DISTRIBUTOR in writing to the DISTRIBUTOR and reserves the right to modify this price. This does not apply to sales concluded before notification. The DISTRIBUTOR must be informed in due time about price modifications.
7. The DISTRIBUTOR undertakes to order the products in due time and in sufficient quantities in order to meet foreseeable demands without abnormal delays.

/10 Period of validity of the contract

1. The contract will enter into force on the ____________________ and will continue for an indefinite period. Either party with 6 months notice may terminate the contract. If the contract has been in force for more than 5 years, the period of notice will be 1 year.
2. The contract may be terminated without notice for any particular important reason such as bankruptcy or winding-up of either party.

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/11 Sub-distributors

The Distributor may engage sub-distributors without specific agreement of the SUPPLIER but must nevertheless keep him informed. The DISTRIBUTOR shall be liable for the activities of his sub-distributors on an ongoing basis and indemnify the SUPPLIER in full against all losses incurred by the SUPPLIER as a result of the sales activities of his sub-distributors. Such indemnification and liability does not extend to any case or controversy related to product liability

/12 Distributor acting as Commercial Agent

The SUPPLIER will be entitled to deal directly with the customers listed in Appendix E. In respect of sales to such customers, the DISTRIBUTOR will act as a commercial agent and will be entitled to commission. The principles laid down in the Directive on Self-Employed Commercial Agents (86/653/EEC) of 9 December 1986, will apply to such an agency relationship.

/13 Disputes

1. The parties hereby agree that this Agreement and the provisions hereof shall be governed by English law and the parties hereby submit to the exclusive jurisdiction of the English courts.

/14 Force Majeure

Any interruption of the normal business relations of the parties for more than ninety days due to circumstances beyond the reasonable control of the parties, including floods, fire, earthquakes and other acts of God as well as strikes, war or military operations or special restrictions of Governments or State Authorities, shall entitle either party to terminate this agreement at any time prior to the resumption of normal business relations. If such interruption persists for more than 180 days then this agreement shall automatically lapse unless otherwise agreed between the parties. Either party has to inform the other party in writing within 10 days of an event having taken place.

/15 Modifications

This agreement (including the annexes and the SUPPLIER s standard terms and conditions of trading) represents the entire agreement of the parties and replaces any preceding contracts between the parties on the subject of distribution. Any changes or modifications shall only be effective by further written agreement signed by all of the parties hereto.

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/16 Invalidity

If any provision of this agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this agreement, and any attachments, shall remain in full force and effect.

/17 Counterparts

This agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one of the same instrument.

/18 Assignment

DISTRIBUTOR may not assign its rights and delegate its duties hereunder without the SUPPLIER s prior written consent, which shall not be unreasonably withheld.

/19 Authority and Binding Effect

The signatories to this agreement warrant they have the full authority given by their respective organizations to enter into and contractually bind their organizations to this agreement. This agreement shall bind and inure to the benefit of the parties, their successors, and assigns.

/18 List of Appendixes

Appendix A	Products & Prices: ScaldSafe Products: Prices dependant on packaging, quantity and specification. (i.e. $1.20US in plain hanging pouch. Artwork and insert extra). Additional accessories to be agreed upon by the parties.
Appendix B	Territory: North America and its territorial and insular possessions.
Appendix C	Minimum Purchase requirements: Initial order upon execution of 10,000 units. Minimum 100,000 units per annum.
Appendix D	Returned Goods Policy as stated and attached.
Appendix E	Paragraph 12 Distributor as Commercial Agent. TBA

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AGREED TO AND ACCEPTED TO BY:

Wayne Hillman
For and on behalf of
Insight Medical Ltd

Date 6/6/02.

Dr. Christopher Tirotta, MD, MBA
For and on behalf of
KiDz-Med, Inc

5/27/02
Date

APPENDIX D

RETURNED GOODS POLICY

Procedure:

A. All returns require prior authorization and a Returned Goods Authorization number issued by the SUPPLIER.

B. Returned goods will be accepted for full credit only under the following conditions: Defective merchandise, error in shipping by the SUPPLIER.

C. Shipments received without prior approval and valid Returned Goods Authorization number will be refused.

D. The return must be accompanied by a list of products with quantities and lot numbers. Only those products covered by Returned Goods Authorization number will be accepted.

E. All return goods are to be shipped prepaid to:

   Insight Medical Products Ltd
   Units 1-4, Silk Mill Studios
   2 Charlton Road
   Tetbury
   Gloucestershire, United Kingdom GL8 8DY

F. Credit will be issued after receipt, and upon inspection by the Manufacturer.

G. All credits will be issued to the returning dealer s account only.

Non-returnable Products:

A. Items not purchased directly from the SUPPLIER

B. Products not in good condition or in original packaging

C. Expired Merchandise beyond the product shelf-life

D. Products which exceed expiration date, if applicable, or more than five years from date of manufacture.

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E. Products damaged in shipping (Claim for damage following receipt of goods must be made with carrier).

Credit Allowances:

A. Authorized product returns will be eligible for credit allowance based upon purchase price paid by the DISTRIBUTOR to the SUPPLIER.
B. Products received by dealers not Meeting the Manufacturers specifications will be credited at full purchase price paid by the DISTRIBUTOR to the SUPPLIER. Samples of the product may be requested for Quality Assurance Inspection prior to authorizing return.
C. Deductions in anticipation of credits are not allowed.

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